Exhibit 99.1

NEWS RELEASE

CONTINENTAL RESOURCES DELIVERS OUTSTANDING 2Q21 RESULTS

DRIVING ROBUST CASH FLOW & EXCEPTIONAL SHAREHOLDER VALUE

•	$289.3 Million Net Income; $0.79 per Diluted Share ($332.8 Million Adjusted Net Income; $0.91 per Adjusted Share (Non-GAAP)) in 2Q21

•	$673 Million Cash Flow from Operations & $634 Million Free Cash Flow (FCF) (Non-GAAP) in 2Q21

•	$3.8 Billion Projected Full-Year 2021 Cash Flow from Operations & $2.4 Billion Projected Full-Year 2021 FCF (Non-GAAP) at Current Strip Prices[1] (~19% FCF Yield2) (Non-GAAP)

•	Enhanced Shareholder Capital Returns

•	$0.15 per Share Quarterly Dividend; $0.04 Increase Supported by Strong Cash Flow & Interest Savings

•	$1.0 Billion Share Repurchase Program Resumed ($317 Million Previously Executed)

•	Continued Debt Reduction: $4.74 Billion Total Debt & $4.59 Billion Net Debt (non-GAAP) as of 6/30/21

•	18% Projected Return on Capital Employed[3] (ROCE) in 2021

•	Improving Various 2021 Guidance Metrics & Differentials

Oklahoma City, August 2, 2021 – Continental Resources, Inc. (NYSE: CLR) (the “Company”) today announced its second quarter 2021 operating and financial results.

“Continental is delivering strong asset performance in addition to capital and operational efficiency gains that are driving robust cash flow generation and exceptional shareholder value. The $0.04 increase to our quarterly fixed dividend and resumption of our $1.0 billion share repurchase program underscores our commitment to delivering peer leading shareholder capital return,” said Bill Berry, Chief Executive Officer.

The Company reported net income of $289.3 million, or $0.79 per diluted share, for the quarter ended June 30, 2021. In second quarter 2021, typically excluded items in aggregate represented $43.4 million, or $0.12 per diluted share, of Continental’s reported net income. Adjusted net income for second quarter 2021 was $332.8 million, or $0.91 per diluted share (non-GAAP). Net cash provided by operating activities for second quarter 2021 was $672.8 million and EBITDAX was $990.9 million (non-GAAP).

[1]	NYMEX strip pricing for the remainder of the year, as of July 15, 2021.
[2]	Free cash flow yield is estimated by dividing the 2021 annual FCF estimate by the Company’s current market capitalization, as of July 30, 2021.
[3]

Return on capital employed represents net income attributable to the Company before non-cash gains and losses on derivatives, income taxes, non-cash equity compensation expense, interest expense, and gains and losses on extinguishment of debt, the result of which is divided by average capital employed for the year, with capital employed representing the sum of total debt and total shareholders’ equity attributable to the Company.

Adjusted net income (loss), adjusted net income (loss) per share, EBITDAX, free cash flow, free cash flow yield, net debt, net sales prices and cash general and administrative (G&A) expenses per barrel of oil equivalent (Boe) presented herein are non-GAAP financial measures. Definitions and explanations for how these measures relate to the most directly comparable U.S. generally accepted accounting principles (GAAP) financial measures are provided at the conclusion of this press release.

Outstanding 2Q21 Results Driving Robust Cash Flow & Exceptional Shareholder Value

The Company generated $673 million of cash flow from operations and a Company record $634 million of free cash flow (non-GAAP) for the second quarter 2021. The Company now projects generating $3.8 billion of cash flow from operations and $2.4 billion of free cash flow (non-GAAP) for full-year 2021 at current strip prices, or approximately 19% free cash flow yield (non-GAAP). Projected full-year 2021 free cash flow (non-GAAP) is more than double the Company’s original 2021 guidance.

The Company recently announced that the Board of Directors approved increasing the Company’s quarterly fixed dividend to $0.15 per share on the Company’s outstanding common stock, payable on August 20, 2021 to stockholders of record on August 10, 2021. This dividend is a $0.04 increase to the Company’s $0.11 per share quarterly dividend paid in second quarter 2021, triple the Company’s initial dividend paid in fourth quarter 2019 and equates to an approximately 1.7% annualized dividend yield4.

The Company is resuming its share repurchase program of $1.0 billion, which commenced in second quarter 2019. With $317 million of share repurchases previously executed, $683 million of share repurchase capacity remains available.

The Company is accelerating its net debt reduction (non-GAAP) and is targeting $4.7 billion of projected total debt by year end 2021 and $3.7 billion of projected net debt (non-GAAP) by year end 2021, with a net debt to EBITDAX (non-GAAP) ratio of below 1.0x. The Company has reduced its total debt to $4.74 billion, with a cash balance of $150 million, equating to net debt (non-GAAP) of $4.59 billion as of June 30, 2021.

Additionally, the Company is projecting approximately 18% ROCE vs. its previous estimate of 12% for 2021.

Due to continued outperformance, the Company is improving various 2021 guidance metrics and differentials. The Company has increased its 2021 annual natural gas production guidance to 900 to 1,000 MMcfpd. Production expense is projected to be improved to $3.00 to $3.50 per Boe in 2021. Production tax rate is projected to be improved to 7.3% to 7.6% in 2021. Continental projects 2021 guidance for DD&A of $15.00 to $17.00 per Boe, reflecting strong well productivity, capital efficiency and improved commodity prices. The Company’s second half 2021 crude oil differentials guidance per barrel of oil is projected to average ($3.50) to ($4.25) and the Company’s second half 2021 natural gas differentials guidance per Mcf is projected to average a premium of $0.25 to $0.75.

Finally, the Company released its 2020 ESG update as part of its longstanding commitment to environmental, societal, and corporate governance practices and initiatives. For more information regarding the Company’s ESG philosophy, as well as its 2020 report, please visit www.CLR.com.

[4]	Calculated as the annual dividend per share divided by the stock price per share as of July 30, 2021. All future dividends require Board approval.

The Company’s full 2021 guidance, capital expenditures budget and operating details can be found at the conclusion of this press release.

Production & Operations Update

Second quarter 2021 total production averaged 338.7 MBoepd. Second quarter 2021 oil production averaged 166.8 MBopd. Second quarter 2021 natural gas production averaged 1,031.6 MMcfpd.

The following table provides the Company’s average daily production by region for the periods presented.

	2Q	2Q	YTD	YTD
Boe per day	2021	2020	2021	2020
Bakken	174,637	88,822	167,646	145,162
South	151,843	107,083	145,157	129,547
All other	12,219	6,910	10,602	7,119

Total	338,699	202,815	323,405	281,828

Financial Update

“Second quarter 2021 results underscore Continental’s continued commitment to delivering robust cash flow generation, capital discipline, and low cost industry leadership that is translating to strong corporate returns underscored by our 18% projected ROCE in 2021,” said John Hart, Senior Vice President, Chief Financial Officer & Chief Strategy Officer.

2Q 2021 Financial Update	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Cash and Cash Equivalents		$150 million
Total Debt		$4.74 billion
Net Debt (non-GAAP)(1)		$4.59 billion
Average Net Sales Price (non-GAAP)(1)
Per Barrel of Oil	$62.37	$57.95
Per Mcf of Gas	$3.06	$4.24
Per Boe	$39.99	$41.47
Production Expense per Boe	$3.14	$3.24
Total G&A Expenses per Boe	$1.81	$1.85
Crude Oil Net Sales Price Discount to NYMEX ($/Bbl)	($3.83)	($4.16)
Natural Gas Net Sales Price Premium to NYMEX ($/Mcf)	$0.23	$1.48
Non-Acquisition Capital Expenditures Attributable to CLR	$289.5 million	$582.9 million
Exploration & Development Drilling & Completion	$216.2 million	$471.8 million
Leasehold and minerals	$15.8 million	$23.5 million
Workovers, Recompletions and Other	$57.5 million	$87.6 million
Minerals attributable to FNV	$2.8 million	$3.7 million

(1)

Net debt and net sales prices represent non-GAAP financial measures. Further information about these non-GAAP financial measures as well as reconciliations to the most directly comparable U.S. GAAP financial measures are provided subsequently under the header Non-GAAP Financial Measures.

The following table provides the Company’s production results, per-unit operating costs, results of operations and certain non-GAAP financial measures for the periods presented. Average net sales prices exclude any effect of derivative transactions. Per-unit expenses have been calculated using sales volumes.

	Three months ended June 30,		Six months ended June 30
	2021	2020	2021	2020
Average daily production:
Crude oil (Bbl per day)	166,765	95,174	159,350	147,922
Natural gas (Mcf per day)	1,031,603	645,846	984,334	803,434
Crude oil equivalents (Boe per day)	338,699	202,815	323,405	281,828
Average net sales prices (non-GAAP), excluding effect from derivatives: (1)
Crude oil ($/Bbl)	$62.37	$16.35	$57.95	$32.37
Natural gas ($/Mcf)	$3.06	$0.12	$4.24	$0.59
Crude oil equivalents ($/Boe)	$39.99	$7.88	$41.47	$18.56
Production expenses ($/Boe)	$3.14	$3.58	$3.24	$3.60
Production taxes (% of net crude oil and natural gas sales)	7.7%	7.8%	7.3%	8.7%
DD&A ($/Boe)	$15.33	$16.07	$16.76	$16.25
Total general and administrative expenses ($/Boe) (2)	$1.81	$2.30	$1.85	$1.66
Net income (loss) attributable to Continental Resources (in thousands)	$289,325	$(239,286)	$548,967	$(424,950)
Diluted net income (loss) per share attributable to Continental Resources	$0.79	$(0.66)	$1.51	$(1.17)
Adjusted net income (loss) (non-GAAP) (in thousands) (1)	$332,766	$(255,702)	$611,657	$(283,268)
Adjusted diluted net income (loss) per share (non-GAAP) (1)	$0.91	$(0.71)	$1.68	$(0.78)
Net cash provided by (used in) operating activities (in thousands)	$672,858	$(20,248)	$1,713,118	$643,570
EBITDAX (non-GAAP) (in thousands) (1)	$990,938	$36,013	$1,953,574	$630,260

(1)

Net sales prices, adjusted net income (loss), adjusted diluted net income (loss) per share, and EBITDAX represent non-GAAP financial measures. Further information about these non-GAAP financial measures as well as reconciliations to the most directly comparable U.S. GAAP financial measures are provided subsequently under the header Non-GAAP Financial Measures.

(2)

Total general and administrative expense is comprised of cash general and administrative expense and non-cash equity compensation expense. Cash general and administrative expense per Boe was $1.37, $1.45, $1.33, and $1.04 for 2Q 2021, 2Q 2020, YTD 2021, and YTD 2020, respectively. Non-cash equity compensation expense per Boe was $0.44, $0.85, $0.52, and $0.62 for 2Q 2021, 2Q 2020, YTD 2021, and YTD 2020, respectively.

Second Quarter Earnings Conference Call

The Company plans to host a conference call to discuss second quarter 2021 results on Tuesday, August 3, 2021 at 12:00 p.m. ET (11:00 a.m. CT). Those wishing to listen to the conference call may do so via the Company’s website at www.CLR.com or by phone:

Time and date:	12:00 p.m. ET, Tuesday, August 3, 2021
Dial-in:	1-888-317-6003
Intl. dial-in:	1-412-317-6061
Conference ID:	7212336

A replay of the call will be available for 14 days on the Company’s website or by dialing:

Replay number:	1-877-344-7529
Intl. replay:	1-412-317-0088
Conference ID:	10157457

The Company plans to publish a second quarter 2021 summary presentation to its website at www.CLR.com prior to the start of its conference call on Tuesday, August 3, 2021.

About Continental Resources

Continental Resources (NYSE: CLR) is a top 10 independent oil producer in the U.S. and a leader in America’s energy renaissance. Based in Oklahoma City, Continental is the largest leaseholder and the largest producer in the nation’s premier oil field, the Bakken play of North Dakota and Montana. The Company has significant positions in Oklahoma, including its SCOOP Woodford and SCOOP Springer discoveries and the STACK play. The Company also has a newly acquired position in the Powder River Basin play of Wyoming. With a focus on the exploration and production of oil, Continental has unlocked the technology and resources vital to American energy independence and our nation’s leadership in the new world oil market. In 2021, the Company will celebrate 54 years of operations. For more information, please visit www.CLR.com.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements included in this press release other than statements of historical fact, including, but not limited to, forecasts or expectations regarding the Company’s business and statements or information concerning the Company’s future operations, performance, financial condition, production and reserves, schedules, plans, timing of development, rates of return, budgets, costs, business strategy, objectives, and cash flows are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget,” “target,” “plan,” “continue,” “potential,” “guidance,” “strategy,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Forward-looking statements are based on the Company’s current expectations and assumptions about future events and currently available information as to the outcome and timing of future events. Although the Company believes these assumptions and expectations are reasonable, they are inherently subject to numerous business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. No assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate. The risks and uncertainties include, but are not limited to, commodity price volatility; the geographic concentration of our operations; financial market and economic volatility; the effects of any national or international health crisis; the inability to access needed capital; the risks and potential liabilities inherent in crude oil and natural gas drilling and production and the availability of insurance to cover any losses resulting therefrom; difficulties in estimating proved reserves and other reserves-based measures; declines in the values of our crude oil and natural gas properties resulting in impairment charges; our ability to replace proved reserves and sustain production; our ability to pay future dividends or complete share repurchases; the availability or cost of equipment and oilfield services; leasehold terms expiring on undeveloped acreage before production can be established; our ability to project future production, achieve targeted results in drilling and well operations and predict the amount and timing of development expenditures; the availability and cost of transportation, processing and refining facilities; legislative and regulatory changes adversely affecting our industry and our business, including initiatives related to hydraulic fracturing and greenhouse gas emissions; increased market and industry competition, including from alternative fuels and other energy sources; and the other risks described under Part I, Item 1A. Risk Factors and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, registration statements and other reports filed from time to time with the SEC, and other announcements the Company makes from time to time.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which such statement is made. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, the Company undertakes no obligation to publicly correct or update any forward-looking statement whether as a result of new information, future events or circumstances after the date of this report, or otherwise.

Readers are cautioned that initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

We use the term “EUR” or “estimated ultimate recovery” to describe potentially recoverable oil and natural gas hydrocarbon quantities. We include these estimates to demonstrate what we believe to be the potential for future drilling and production on our properties. These estimates are by their nature much more speculative than estimates of proved reserves and require substantial capital spending to implement recovery. Actual locations drilled and quantities that may be ultimately recovered from our properties will differ substantially. EUR data included herein, if any, remain subject to change as more well data is analyzed.

Investor Contact:	Media Contact:
Rory Sabino	Kristin Thomas
Vice President, Investor Relations	Senior Vice President, Public Relations
405-234-9620	405-234-9480
Rory.Sabino@CLR.com	Kristin.Thomas@CLR.com

Lucy Spaay

Investor Relations Analyst

405-774-5878

Lucy.Spaay@CLR.com

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	In thousands, except per share data
Revenues:
Crude oil and natural gas sales	$1,282,914	$174,652	$2,530,447	$1,037,395
Loss on derivative instruments, net	(62,178)	(7,782)	(105,685)	(7,782)
Crude oil and natural gas service operations	14,389	8,789	26,178	26,847

Total revenues	1,235,125	175,659	2,450,940	1,056,460
Operating costs and expenses:
Production expenses	96,504	64,673	189,569	183,151
Production taxes	94,293	11,067	178,269	82,291
Transportation expenses	52,445	32,305	102,701	92,807
Exploration expenses	2,291	1,960	6,936	13,597
Crude oil and natural gas service operations	5,663	6,062	10,153	11,972
Depreciation, depletion, amortization and accretion	471,858	290,298	981,466	826,994
Property impairments	11,610	23,929	23,046	246,458
General and administrative expenses	55,553	41,529	108,401	84,440
Net (gain) loss on sale of assets and other	(260)	612	(467)	5,114

Total operating costs and expenses	789,957	472,435	1,600,074	1,546,824

Income (loss) from operations	445,168	(296,776)	850,866	(490,364)
Other income (expense):
Interest expense	(60,951)	(65,069)	(125,902)	(128,663)
Gain (loss) on extinguishment of debt	(94)	46,942	(290)	64,573
Other	298	629	550	1,161

	(60,747)	(17,498)	(125,642)	(62,929)

Income (loss) before income taxes	384,421	(314,274)	725,224	(553,293)
(Provision) benefit for income taxes	(94,947)	72,143	(175,475)	124,378

Net income (loss)	289,474	(242,131)	549,749	(428,915)
Net income (loss) attributable to noncontrolling interests	149	(2,845)	782	(3,965)

Net income (loss) attributable to Continental Resources	$289,325	$(239,286)	$548,967	$(424,950)

Net income (loss) per share attributable to Continental Resources:
Basic	$0.80	$(0.66)	$1.52	$(1.17)
Diluted	$0.79	$(0.66)	$1.51	$(1.17)

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

In thousands	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$150,038	$47,470
Other current assets	1,141,606	805,075
Net property and equipment (1)	13,550,794	13,737,292
Other noncurrent assets	34,196	43,261

Total assets	$14,876,634	$14,633,098

Liabilities and equity
Current liabilities	$1,159,404	$860,806
Long-term debt, net of current portion	4,741,043	5,530,173
Other noncurrent liabilities	2,020,513	1,819,394
Equity attributable to Continental Resources	6,586,088	6,056,446
Equity attributable to noncontrolling interests	369,586	366,279

Total liabilities and equity	$14,876,634	$14,633,098

(1) Balance is net of accumulated depreciation, depletion and amortization of $15.73 billion and $14.77 billion as of June 30, 2021 and December 31, 2020, respectively.

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30,		Six months ended June 30,
In thousands	2021	2020	2021	2020
Net income (loss)	$289,474	$(242,131)	$549,749	$(428,915)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash expenses	640,370	216,302	1,274,311	938,087
Changes in assets and liabilities	(256,986)	5,581	(110,942)	134,398

Net cash provided by (used in) operating activities	672,858	(20,248)	1,713,118	643,570
Net cash used in investing activities	(343,130)	(312,204)	(771,214)	(1,018,943)
Net cash provided by (used in) financing activities	(275,747)	(178,463)	(839,336)	342,629

Net change in cash and cash equivalents	53,981	(510,915)	102,568	(32,744)
Cash and cash equivalents at beginning of period	96,057	517,571	47,470	39,400

Cash and cash equivalents at end of period	$150,038	$6,656	$150,038	$6,656

Non-GAAP Financial Measures

Non-GAAP adjusted net income (loss) and adjusted net income (loss) per share attributable to Continental

Our presentation of adjusted net income (loss) and adjusted net income (loss) per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted net income (loss) and adjusted net income (loss) per share represent net income (loss) and diluted net income (loss) per share determined under U.S. GAAP without regard to non-cash gains and losses on derivative instruments, property impairments, gains and losses on asset sales, and gains and losses on extinguishment of debt as applicable. Management believes these measures provide useful information to analysts and investors for analysis of our operating results. In addition, management believes these measures are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis without regard to an entity’s specific derivative portfolio, impairment methodologies, and property dispositions. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or diluted net income (loss) per share as determined in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies. The following tables reconcile net income (loss) and diluted net income (loss) per share as determined under U.S. GAAP to adjusted net income (loss) and adjusted diluted net income (loss) per share for the periods presented.

	Three months ended June 30,
	2021		2020
In thousands, except per share data	$	Diluted EPS	$	Diluted EPS
Net income (loss) attributable to Continental Resources (GAAP)	$289,325	$0.79	$(239,286)	$(0.66)
Adjustments:
Non-cash loss on derivatives	46,094		659
Property impairments	11,610		23,929
Net (gain) loss on sale of assets and other	(260)		612
(Gain) loss on extinguishment of debt	94		(46,942)
Total tax effect of adjustments (1)	(14,097)		5,326

Total adjustments, net of tax	43,441	0.12	(16,416)	(0.05)

Adjusted net income (loss) (non-GAAP)	$332,766	$0.91	$(255,702)	$(0.71)
Weighted average diluted shares outstanding	364,220		360,204

Adjusted diluted net income (loss) per share (non-GAAP)	$0.91		$(0.71)

	Six months ended June 30,
	2021		2020
In thousands, except per share data	$	Diluted EPS	$	Diluted EPS
Net income (loss) attributable to Continental Resources (GAAP)	$548,967	$1.51	$(424,950)	$(1.17)
Adjustments:
Non-cash loss on derivatives	60,164		659
Property impairments	23,046		246,458
Net (gain) loss on sale of assets and other	(467)		5,114
(Gain) loss on extinguishment of debt	290		(64,573)
Total tax effect of adjustments (1)	(20,343)		(45,976)

Total adjustments, net of tax	62,690	0.17	141,682	0.39

Adjusted net income (loss) (non-GAAP)	$611,657	$1.68	$(283,268)	$(0.78)
Weighted average diluted shares outstanding	364,030		362,804

Adjusted diluted net income (loss) per share (non-GAAP)	$1.68		$(0.78)

(1) Computed by applying a combined federal and state statutory tax rate of 24.5% in effect for 2021 and 2020 to the pre-tax amount of adjustments.

Non-GAAP Net Debt

Net debt is a non-GAAP measure. We define net debt as total debt less cash and cash equivalents as determined under U.S. GAAP. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. We believe this metric is useful to analysts and investors in determining the Company’s leverage position since the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt. This metric is sometimes presented as a ratio with EBITDAX in order to provide investors with another means of evaluating the Company’s ability to service its existing debt obligations as well as any future increase in the amount of such obligations. At June 30, 2021, the Company’s total debt was $4.74 billion and its net debt amounted to $4.59 billion, representing total debt of $4.74 billion less cash and cash equivalents of $150.0 million. From time to time the Company provides forward-looking net debt forecasts; however, the Company is unable to provide a quantitative reconciliation of the forward-looking non-GAAP measure to the most directly comparable forward-looking GAAP measure of total debt because management cannot reliably quantify certain of the necessary components of such forward-looking GAAP measure. The reconciling items in future periods could be significant.

Non-GAAP EBITDAX

We use a variety of financial and operational measures to assess our performance. Among these measures is EBITDAX, a non-GAAP measure. We define EBITDAX as earnings before interest expense, income taxes, depreciation, depletion, amortization and accretion, property impairments, exploration expenses, non-cash gains and losses resulting from the requirements of accounting for derivatives, non-cash equity compensation expense, and gains and losses on extinguishment of debt as applicable. EBITDAX is not a measure of net income or net cash provided by operating activities as determined by U.S. GAAP.

Management believes EBITDAX is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. Further, we believe EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet future debt service requirements, if any. We exclude the items listed above from net income/loss and net cash provided by operating activities in arriving at EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.

EBITDAX should not be considered as an alternative to, or more meaningful than, net income/loss or net cash provided by operating activities as determined in accordance with U.S. GAAP or as an indicator of a company’s operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX. Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation of our net income (loss) to EBITDAX for the periods presented.

	Three months ended June 30,		Six months ended June 30,
In thousands	2021	2020	2021	2020
Net income (loss)	$289,474	$(242,131)	$549,749	$(428,915)
Interest expense	60,951	65,069	125,902	128,663
Provision (benefit) for income taxes	94,947	(72,143)	175,475	(124,378)
Depreciation, depletion, amortization and accretion	471,858	290,298	981,466	826,994
Property impairments	11,610	23,929	23,046	246,458
Exploration expenses	2,291	1,960	6,936	13,597
Impact from derivative instruments:
Total loss on derivatives, net	62,178	7,782	105,685	7,782
Total cash paid on derivatives, net	(16,084)	(7,123)	(45,521)	(7,123)

Non-cash loss on derivatives, net	46,094	659	60,164	659
Non-cash equity compensation	13,619	15,314	30,546	31,755
(Gain) loss on extinguishment of debt	94	(46,942)	290	(64,573)

EBITDAX (non-GAAP)	$990,938	$36,013	$1,953,574	$630,260

The following table provides a reconciliation of our net cash provided by (used in) operating activities to EBITDAX for the periods presented.

	Three months ended June 30,		Six months ended June 30,
In thousands	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$672,858	$(20,248)	$1,713,118	$643,570
Current income tax benefit	—	—	—	(2,223)
Interest expense	60,951	65,069	125,902	128,663
Exploration expenses, excluding dry hole costs	2,291	1,903	6,936	7,281
Gain (loss) on sale of assets and other, net	260	(612)	467	(5,114)
Other, net	(2,408)	(4,518)	(3,791)	(7,519)
Changes in assets and liabilities	256,986	(5,581)	110,942	(134,398)

EBITDAX (non-GAAP)	$990,938	$36,013	$1,953,574	$630,260

Non-GAAP Free Cash Flow and Free Cash Flow Yield

Our presentation of free cash flow and free cash flow yield are non-GAAP measures. We define free cash flow as cash flows from operations before changes in working capital items, less capital expenditures, excluding acquisitions, plus noncontrolling interest capital contributions, less distributions to noncontrolling interests. Noncontrolling interest capital contributions and distributions primarily relate to our relationship formed with Franco-Nevada in 2018 to fund a portion of certain mineral acquisitions which are included in our capital expenditures and operating results. Free cash flow is not a measure of net income or operating cash flows as determined by U.S. GAAP and should not be considered an alternative to, or more meaningful than, the comparable GAAP measure, and free cash flow does not represent residual cash flows available for discretionary expenditures. Free cash flow yield is calculated by taking free cash flow divided by the market capitalization of the Company at a given date. Management believes these measures are useful to management and investors as a measure of a company’s ability to internally fund its capital expenditures, to service or incur additional debt, and to measure management’s success in creating shareholder value. From time to time the Company provides forward-looking free cash flow and free cash flow yield estimates or targets; however, the Company is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward-looking GAAP measure. The reconciling items in future periods could be significant.

The following table reconciles net cash provided by operating activities as determined under U.S. GAAP to free cash flow for the three months ended June 30, 2021.

In thousands	2Q 2021
Net cash provided by operating activities (GAAP)	$672,858
Exclude: Changes in working capital items	256,986
Less: Capital expenditures (1)	(292,218)
Plus: Contributions from noncontrolling interests	2,203
Less: Distributions to noncontrolling interests	(6,309)

Free cash flow (non-GAAP)	$633,520

(1) Capital expenditures are calculated as follows:
In thousands	2Q 2021
Cash paid for capital expenditures	$343,353
Less: Total acquisitions	(13,383)
Plus: Change in accrued capital expenditures & other	(37,953)
Plus: Exploratory seismic costs	201

Capital expenditures	$292,218

Non-GAAP Net Sales Prices

Revenues and transportation expenses associated with production from our operated properties are reported separately. For non-operated properties, we receive a net payment from the operator for our share of sales proceeds which is net of costs incurred by the operator, if any. Such non-operated revenues are recognized at the net amount of proceeds received. As a result, the separate presentation of revenues and transportation expenses from our operated properties differs from the net presentation from non-operated properties. This impacts the comparability of certain operating metrics, such as per-unit sales prices, when such metrics are prepared in accordance with U.S. GAAP using gross presentation for some revenues and net presentation for others.

In order to provide metrics prepared in a manner consistent with how management assesses the Company’s operating results and to achieve comparability between operated and non-operated revenues, we may present crude oil and natural gas sales net of transportation expenses, which we refer to as “net crude oil and natural gas sales,” a non-GAAP measure. Average sales prices calculated using net crude oil and natural gas sales are referred to as “net sales prices,” a non-GAAP measure, and are calculated by taking revenues less transportation expenses divided by sales volumes, whether for crude oil or natural gas, as applicable. Management believes presenting our revenues and sales prices net of transportation expenses is useful because it normalizes the presentation differences between operated and non-operated revenues and allows for a useful comparison of net realized prices to NYMEX benchmark prices on a Company-wide basis.

The following tables present a reconciliation of crude oil and natural gas sales (GAAP) to net crude oil and natural gas sales and related net sales prices (non-GAAP) for the periods presented.

	Three months ended June 30, 2021			Three months ended June 30, 2020
In thousands	Crude oil	Natural gas	Total	Crude oil	Natural gas	Total
Crude oil and natural gas sales (GAAP)	$987,269	$295,645	$1,282,914	$158,720	$15,932	$174,652
Less: Transportation expenses	(43,898)	(8,547)	(52,445)	(23,518)	(8,787)	(32,305)

Net crude oil and natural gas sales (non-GAAP)	$943,371	$287,098	$1,230,469	$135,202	$7,145	$142,347
Sales volumes (MBbl/MMcf/MBoe)	15,127	93,876	30,773	8,270	58,772	18,065

Net sales price (non-GAAP)	$62.37	$3.06	$39.99	$16.35	$0.12	$7.88

	Six months ended June 30, 2021			Six months ended June 30, 2020
In thousands	Crude oil	Natural gas	Total	Crude oil	Natural gas	Total
Crude oil and natural gas sales (GAAP)	$1,756,037	$774,410	$2,530,447	$932,490	$104,905	$1,037,395
Less: Transportation expenses	(83,977)	(18,724)	(102,701)	(73,890)	(18,917)	(92,807)

Net crude oil and natural gas sales (non-GAAP)	$1,672,060	$755,686	$2,427,746	$858,600	$85,988	$944,588
Sales volumes (MBbl/MMcf/MBoe)	28,853	178,165	58,547	26,521	146,225	50,891

Net sales price (non-GAAP)	$57.95	$4.24	$41.47	$32.37	$0.59	$18.56

Non-GAAP Cash General and Administrative Expenses per Boe

Our presentation of cash general and administrative (“G&A”) expenses per Boe is a non-GAAP measure. We define cash G&A per Boe as total G&A determined in accordance with U.S. GAAP less non-cash equity compensation expenses, expressed on a per-Boe basis. We report and provide guidance on cash G&A per Boe because we believe this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, management believes cash G&A per Boe is used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation programs which can vary substantially from company to company. Cash G&A per Boe should not be considered as an alternative to, or more meaningful than, total G&A per Boe as determined in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

The following table reconciles total G&A per Boe as determined under U.S. GAAP to cash G&A per Boe for the periods presented.

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Total G&A per Boe (GAAP)	$1.81	$2.30	$1.85	$1.66
Less: Non-cash equity compensation per Boe	(0.44)	(0.85)	(0.52)	(0.62)

Cash G&A per Boe (non-GAAP)	$1.37	$1.45	$1.33	$1.04

Continental Resources, Inc.

2021 Guidance

As of August 2, 2021

	2021 Previous	2021 Updated
Full-year average oil production (Bopd)	160,000 to 165,000	160,000 to 165,000
Full-year average natural gas production (Mcfpd)	880,000 to 920,000	900,000 to 1,000,000
Capital expenditures budget	$1.4 billion	$1.4 billion
Full-Year Operating Expenses:
Production expense per Boe	$3.25 to $3.75	$3.00 to $3.50
Production tax (% of net oil & gas revenue)	7.9% to 8.1%	7.3% to 7.6%
Cash G&A expense per Boe(1)	$1.20 to $1.40	$1.20 to $1.40
Non-cash equity compensation per Boe	$0.45 to $0.55	$0.45 to $0.55
DD&A per Boe	$16.50 to $18.50	$15.00 to $17.00
3Q21 to 4Q21 Average Price Differentials:	2Q21 to 4Q21	3Q21 to 4Q21
NYMEX WTI crude oil (per barrel of oil)	($3.75) to ($4.75)	($3.50) to ($4.25)
Henry Hub natural gas(2) (per Mcf)	($0.50) to $0.00	$0.25 to $0.75

1.

Cash G&A is a non-GAAP measure and excludes the range of values shown for non-cash equity compensation per Boe in the item appearing immediately below. Guidance for total G&A (cash and non-cash) is a projected range of $1.65 to $1.95 per Boe.

2.	Includes natural gas liquids production in differential range.

2021 Capital Expenditures

The following table provides the breakout of budgeted capital expenditures:

($ in Millions)	North D&C	South D&C	Leasehold, Facilities, Other(1)
Capex	$732	$380	$288

1.	Includes $13 million of minerals royalty acquisitions attributable to Continental. Excludes $52 million of minerals acquisitions attributable to Franco-Nevada.

2021 Operational Detail

The following table provides additional operational detail for wells expected to have first production in 2021:

Asset	Average Rigs	Gross Operated Wells	Net Operated Wells	Total Net Wells(1)
North	7	143	85	94
South	4	67	54	57
Total	11	210	139	151

1.	Represents projected net operated and non-operated wells with first production.